Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

Lincoln National Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate (Per Million)	Amount of Registration Fee
Fees to Be Paid	Debt	5.852% Notes due 2034	457(r)(1)	$350,000,000	100%	$350,000,000	$147.60	$51,660.00
	Total Offering Amount					$350,000,000		$
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$51,660.00

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of the offering is $350,000,000.